Exhibit 99.1

NEWS RELEASE

January 11, 2011

Tulsa, Oklahoma.  First Trinity Financial Corporation announced today that its Board of Directors has approved a 5% share dividend by which shareholders will receive a share of Common Stock for each 20 shares of common stock of the Corporation they hold.  The dividend is payable to the holders of shares of the Corporation as of March 10, 2011.  Fractional shares will be rounded to the nearest whole number of shares.  Share certificates will be mailed or delivered by the Corporation after that date.

First Trinity Financial Corporation is a financial holding company with its home office in Tulsa, Oklahoma.  The company has two wholly-owned subsidiaries: Trinity Life Insurance Company and First Trinity Capital Corporation.

Contact:	Gregg Zahn, President and CEO
918/249-2438